Exhibit 10.11

HYPERFINE RESEARCH

June 7, 2019

Mark Hughes

Dear Mark:

On behalf of Hyperfine Research, Inc., I am pleased to offer you a position as Head of Research & Program Management beginning July 1, 2019 or as soon as practical. You will report to Jacques Coumans. Your annualized compensation in this position will consist of an annual base salary of $225,000.00, paid in twice monthly pay periods, less required deductions.

You will additionally receive two discretionary bonuses, each with a target of $50,000.00. The first bonus will be determined by Hyperfine’s management based on success at the ACEP conference in 2019. The second bonus will be determined by Hyperfine’s management based on the number of product orders hooked in 2020. Each such bonus will be paid in January of the year immediately following the year for which the bonus is to be paid. It will be a condition of your eligibility to receive any bonus that you remain employed with Hyperfine through the scheduled date of payment of such bonus.

In addition to the outlined cash compensation, you will receive 125,000 stock options in Hyperfine Research, which will vest over a four year period with the following schedule: 25% one year from the last day of the calendar quarter of your start date, and 2.08% at the end of each month thereafter.

You will be based out of Hyperfine Research’s facility in Guilford, CT.

Hyperfine recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Hyperfine’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Hyperfine Research for a long time, this letter is not an employment contract and you will be an at-will employee. This offer is subject to successful completion of a background check. By signing this letter, you authorize Hyperfine Research to conduct such background check.

Hyperfine Research considers the protection of its confidential information, proprietary materials and goodwill to the extremely important. As a condition of this offer of employment, you are required to sign Hyperfine Research’s Confidentiality, Intellectual Property, and Non-Compete Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Hyperfine Research. We firmly believe that Hyperfine offers a unique combination of emotional, intellectual, arid interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

HYPERFINE RESEARCH

Please note that this offer will expire on June 14, 2019 unless accepted by you in writing prior to such date.

Sincerely,

Hyperfine Research, Inc.

By:	/s/ Alexander C. Magary

Name:	Alexander C. Magary

Title:	VP, Legal & Asst. Corp. Secretary

ACCEPTED AND AGREED:

Signature:	/s/ Mark Hughes

Name:	Mark Hughes

Address: